Exhibit 10(b)

TIME SHARING AGREEMENT

This Time Sharing Agreement (“Agreement”), between Northrop Grumman Systems Corporation (“NGSC”) and Kent Kresa (“Mr. Kresa”), is effective 16 April 2003 and shall terminate on April 1, 2008, unless terminated sooner by either party pursuant to Article 1 below.

This Agreement sets forth the understanding of the Parties as to the terms under which NGSC will provide Mr. Kresa with the use, on a periodic basis, of the aircraft currently leased by Northrop Grumman Aviation, Inc. to NGSC. The aircraft available for Mr. Kresa’s use are described in Exhibit A hereto.

The use of the aircraft will at all times be pursuant to and in full compliance with the requirements of Federal Aviation Regulations (“FAR”) 91.501(b)(6), 91.501(c)(1), and 91.501(d);

1.	Term.

This Agreement shall remain in force until either party gives the other party thirty (30) days written notice of its desire to terminate.

2.	Use of Aircraft.

(a) Mr. Kresa may use the aircraft from time to time, with the permission and approval of NGSC’s Flight Operations, for any and all purposes allowed by FAR 91.501(b)(6).

(b) Mr. Kresa shall provide NGSC’s Flight Operations with notice of his desire to use the Aircraft and shall provide all pertinent information relevant to the flight.

(c) NGSC shall notify Mr. Kresa as to whether or not the requested use of the aircraft can be accommodated and, if not, the Parties shall discuss alternatives.

3.	Operation, Management and Control of Aircraft.

(a) The Aircraft will, at all times, be operated by and under the control of pilots and crew provided by NGSC. The pilots will have complete authority and discretion over the Aircraft, support facilities, and all matters concerning the preparation and operation of the Aircraft and all factors affecting flight safety. All persons on board the Aircraft shall comply with all requests and orders of the flight crew.

(b) On Mr. Kresa’s behalf, NGSC will make all necessary take-off, flight, and landing arrangements.

(c) NGSC shall maintain liability insurance for bodily injury and property damage for the Aircraft in an amount not less than $1 billion combined single limit liability coverage. Mr. Kresa agrees that the proceeds of such insurance to which he is entitled shall be deemed to be accepted as Mr. Kresa’s sole recourse against NGSC for any loss or damage to Mr. Kresa or his employees, agents, representatives, guests, or invitees, including any loss occasioned by or due to the gross negligence or willful misconduct of NGSC. Kresa’s sole recourse against NGSC for any loss or damage to Mr. Kresa or his employees, agents, representatives, guests, or invitees, including any loss occasioned by or due to the gross negligence or willful misconduct of NGSC.

4.	Cost of Use of Aircraft.

(a) In exchange for use of the aircraft, Mr. Kresa shall pay the direct operating costs of the aircraft. Pursuant to FAR 91.501(d), those costs shall be limited to the following expenses for each use of the aircraft:

(i)	Cost of Fuel, Oil and Lubricants;

(ii)	Overnight expenses, if required, for the flight crew;

(iii)	Aircraft ramp and hanger fees;

(iv)	Flight planning and weather contract services;

(v)	landing fees;

(vi)	international fees;

(vii)	an additional charge equal to 100 percent of the expenses listed in (i) above.

(b) NGSC will invoice, and Mr. Kresa will pay, for all appropriate charges.

5.	Limitation of Liability.

(a) Mr. Kresa agrees that when, in the reasonable view of NGSC’s Flight Operations or the pilots of the Aircraft, safety may be compromised, NGSC or the pilots may terminate a flight, refuse to commence a flight, or take other action necessitated by such safety considerations without liability for loss, injury, damage, or delay.

(b) In no event shall NGSC be liable to Mr. Kresa or his employees, agents, representatives, guests, or invitees for any claims or liabilities, including property damage or injury and death, and expenses, including attorney’s fees, in excess of the amount paid by NGSC’s insurance carrier in the event of such loss.

(c) NGSC SHALL IN NO EVENT BE LIABLE TO MR. KRESA OR HIS EMPLOYEES, AGENTS, REPRESENTATIVES, GUESTS, OR INVITEES FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES AND/OR PUNITIVE DAMAGES OF ANY KIND OR NATURE UNDER ANY CIRCUMSTANCES OR FOR ANY REASON INCLUDING ANY DELAY OR FAILURE TO FURNISH THE AIRCRAFT OR CAUSED OR OCCASIONED BY THE PERFORMANCE OR NON-PERFORMANCE OF ANY SERVICES COVERED BY THIS AGREEMENT.

6.	Entire Agreement.

This Time Sharing Agreement constitutes the entire understanding among the Parties with respect to its subject matter, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements other than as expressly set forth herein.

7.	Governing Law.

This Time Sharing Agreement shall be interpreted and governed by the laws of the State of California, excluding California’s conflict of laws rules. The Parties waive any right to a jury trial.

8.	Counterparts.

This Time Sharing Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

9.	Severability.

In the event that any one or more of the provisions of the Agreement shall for any reason be held to be invalid, illegal, or unenforceable, those provisions shall be replaced by provisions acceptable to both Parties to this Agreement

TRUTH-IN-LEASING. THE PARTIES CERTIFY THAT TO THE BEST OF THEIR KNOWLEDGE, THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED DURING THE TWELVE MONTHS PRECEDING THE EXECUTION OF THIS AGREEMENT IN ACCORDANCE WITH PART 91 OF THE FEDERAL AVIATION REGULATIONS, AND CONTINUES TO BE MAINTAINED AND INSPECTED AS REQUIRED FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT. NGSC HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT DURING THE TIME THE AIRCRAFT IS OPERATED PURSUANT TO THIS AGREEMENT AND NGSC IS FAMILIAR WITH ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS, AND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

The Parties, intending that this Agreement be legally binding, have executed this Agreement by their duly authorized representatives:

Northrop Grumman Systems Corporation		Kent Kresa

By:	/s/ J. MICHAEL HATELEY	By:	/s/ KENT KRESA

Name:	J. Michael Hateley	Name:	Kent Kresa

Title:	Corp. VP, HR&A	Title:	Chairman, NOC

Date:	16 April 03	Date:	16 April 03

EXHIBIT A

Aircrafts Subject to Time Sharing Agreement

Each of the undersigned is a party to the Time Sharing Agreement dated April 1, 2003, by and between Northrop Grumman Systems Corporation (“NGSC”) and Kent Kresa (collectively the “Parties”), and agrees that from and after the date below, until this Exhibit A shall be superseded and replaced through agreement of the Parties or the Time Sharing Agreement shall be terminated pursuant to its terms, the Aircrafts described below shall constitute the “Aircraft” described in and subject to the terms of the Time Sharing Agreement.

Model	Manufacturer’s Serial No.	FAA Registration No.
Jets
GIV-SP	1485	N5NG
Citation X	204	N22NG
Citation X	39	N32NG
Citation Excel	5133	N23NG
Citation Excel	5124	N24NG
Citation Excel	5250	N25NG
Falcon 50	247	N740R
Falcon 50	243	N742R
Learjet 35A	343	N21NG

Turboprops
King Air 200	BB581	N12NG
King Air 200	BB666	N15NG
King Air 200	UC2	N19NG

Date: 16 April, 2003

Northrop Grumman Systems Corporation		Kent Kresa

By:	/s/ J. MICHAEL HATELEY	By:	/s/ KENT KRESA

Name:	J. Michael Hateley	Name:	Kent Kresa

Title:	Corp. VP, HR&A	Title:	Chairman, NOC

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